Exhibit 99.1
Kenvue Becomes a Fully Independent Company Following Final Separation from Johnson & Johnson
08/23/2023
SKILLMAN, N.J. — (BUSINESS WIRE) — Kenvue Inc. (NYSE: KVUE) (“Kenvue”) today announced its separation from Johnson & Johnson, marking its first day as a fully independent company.
“This is a historic moment for Kenvue and with a singular focus on delivering innovative care solutions to customers and consumers around the world, we’re excited to write the next chapter of consumer health,” said Thibaut Mongon, Kenvue’s Chief Executive Officer and Director.  “Thank you to our passionate teams who have prepared us for this significant milestone and welcome to our new shareholders. As the home to some of the world's most beloved brands, we step into the future as a fully independent company from a position of strength and look forward to all that we will continue to achieve as a global leader in consumer health.”
As separately announced today, Johnson & Johnson accepted an aggregate of 190,955,436 shares of Johnson & Johnson common stock in exchange for 1,533,830,450 shares of Kenvue common stock. As a result, Johnson & Johnson now owns 9.5% of the outstanding shares of Kenvue common stock. The exchange offer was 4.2x subscribed.
Full details of the results are available in a separate press release issued this morning by Johnson & Johnson.
Kenvue expects to also become the newest member of the S&P 500®. S&P Dow Jones Indices announced its intent to add Kenvue to the S&P 500 index effective prior to the opening of trading on August 25, 2023.
About Kenvue
Kenvue is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand Adhesive Bandages, Johnson’s®, Listerine®, Neutrogena®, and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we believe in the extraordinary power of everyday care and our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes.
Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding future operating and financial performance. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates.
A list and descriptions of risks, uncertainties and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1 and subsequent Quarterly Reports on Form 10-Q and other filings, available at www.kenvue.com or on request from Kenvue. Kenvue and its affiliates undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or developments or otherwise.
Investor Relations:
Tina Romani
Kenvue_IR@kenvue.com
Media Relations:
Melissa Witt
media@kenvue.com

Source: Kenvue Inc.